Exhibit 99.5

OWENS & MINOR, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On July 22, 2024, Owens & Minor, Inc., a Virginia corporation (“Owens & Minor”, the “Company”, “we”, “our”), entered into an Agreement and Plan of Merger (the “Acquisition Agreement”) by and among the Company, Rotech Healthcare Holdings Inc., a Delaware corporation (“Rotech”), Hitchcock Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”) and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the equity holders of Rotech. The Acquisition Agreement provides, among other things, that, upon the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into Rotech (the “Rotech Acquisition”) with Rotech surviving the Rotech Acquisition as an indirect, wholly owned subsidiary of the Company. In connection with the Rotech Acquisition, we intend to (i) enter into an incremental term loan B facility under the Company’s existing Credit Agreement, dated March 29, 2022, in an aggregate principal amount anticipated to be $800 million (the “Incremental Term Facility”), and (ii) offer and sell $600 million aggregate principal amount of new senior secured notes (the “notes”). We intend to use the net proceeds from the notes offering, together with cash on hand and proceeds from expected borrowings under the new term loan B facility, to (i) pay the consideration in connection with the Rotech Acquisition, including to repay the outstanding obligations under the Third Amended and Restated Credit Agreement, dated as of March 31, 2022, by and among Rotech Healthcare Inc., Rotech Intermediate Holdings LLC, the other guarantors named therein, the lenders named therein and Truist Bank, as administrative agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) (“Rotech Credit Agreement”), (ii) to pay the Transaction costs and (iii) the remainder, if any, for working capital and general corporate purposes. The term “Transactions” as used herein refers to the transactions contemplated by the Rotech Acquisition and the transactions contemplated by the Acquisition Agreement, the amendment of the Term Loan Credit Agreement to provide for the Incremental Term Facility and the borrowings thereunder, the offering of notes and the application of the net proceeds as described in the previous sentence.

The unaudited pro forma condensed combined financial statements are based on our historical consolidated financial statements and Rotech’s consolidated historical financial statements as adjusted to give effect to the Transactions. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2024 give effect to the Transactions as if they had occurred on January 1, 2024. The unaudited pro forma condensed combined balance sheet at December 31, 2024 gives effect to the Transactions as if they had occurred on December 31, 2024.

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X. The pro forma adjustments reflecting the completion of the Transactions are based upon the acquisition method of accounting in accordance with generally accepted accounting principles in the United States (U.S. GAAP), and upon the assumptions set forth in the notes to the unaudited pro forma condensed combined financial statements.

We have made significant assumptions and estimates in determining the preliminary estimated purchase price consideration and the preliminary allocation of the estimated purchase price in the unaudited pro forma condensed combined financial statements. These preliminary estimates and assumptions are subject to change during the estimated purchase price allocation period (not to exceed one year from the pending Rotech Acquisition date) as we finalize the valuations of the net tangible assets and intangible assets. Differences between these preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of preparing unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the Transactions been completed as of the dates presented and should not be taken as representative of the future consolidated results of operations or financial position of the combined company following the Transactions. The pro forma financial statements are based upon available information and certain assumptions that management believes are reasonable.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma financial statements;

•

the historical audited consolidated financial statements of Owens & Minor for the year ended December 31, 2024, included in our Annual Report on Form 10-K and incorporated by reference into this document;

•	the historical audited consolidated financial statements of Rotech for the year ended December 31, 2024; and

•

other information relating to Owens & Minor and Rotech contained in or incorporated by reference into this document. See the sections entitled “Where You Can Find More Information; Incorporation by Reference” and “Summary Consolidated Financial and Other Data of Owens & Minor” and “Summary Consolidated Financial and Other Data of Rotech.”

OWENS & MINOR, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2024

(dollars in thousands, except per share data)	Historical Owens & Minor	Historical Rotech After Reclassifications(1)	Financing	Note Reference		Transaction Adjustments	Note Reference	Pro Forma Condensed Combined	Note Reference
Net revenue	$10,700,883	$725,756	$—			$—		$11,426,639
Cost of goods sold	8,481,728	271,754	—			5,000	4(d)	8,758,482

Gross profit	2,219,155	454,002	—			(5,000)		2,668,157
Distribution, selling and administrative expenses	1,909,791	418,613	—			3,236	4(d)	2,331,640
Goodwill impairment charge	307,112	—	—			—		307,112
Acquisition-related charges and intangible amortization	86,543	21,147	—			62,370	4(c), 4(d)	170,060
Exit and realignment charges, net	110,162	2,006				—		112,168
Other operating expense (income), net	13,316	(13,859)	—			—		(543)

Operating (loss) income	(207,769)	26,095	—			(70,606)		(252,280)
Interest expense, net	143,804	47,627	136,500	4	(a)	(44,101)	4(a)	283,830
Loss on extinguishment of debt	1,101	—	—					1,101
Other expense, net	4,683	(1,745)	—			1,874	4(e)	4,812

Loss before income taxes	(357,357)	(19,787)	(136,500)			(28,379)		(542,023)
Income tax provision (benefit)	5,329	(1,931)	(35,490)	4	(b)	(7,379)	4(b)	(39,471)

Net loss	$(362,686)	(17,856)	$(101,010)			$(21,000)		$(502,552)

Net loss per common share:
Basic	$(4.73)							$(6.55)	4(f)
Diluted	$(4.73)							$(6.55)	4(f)

(1)	See Note 2 in the Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

OWENS & MINOR, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AT DECEMBER 31, 2024

(dollars in thousands, except per share data)	Historical Owens & Minor	Historical Rotech After Reclassifications(1)	Financing	Note Reference	Transaction Adjustments	Note Reference	Pro Forma Condensed Combined
Assets
Current assets
Cash and cash equivalents	$49,382	$52,844	$1,350,000	5(a)	$(1,386,600)	5(b)	$65,626
Accounts receivable, net	690,241	54,866	—		—		745,107
Merchandise inventories	1,131,879	16,391	—		—		1,148,270
Other current assets	149,515	22,642	—		—		172,157

Total current assets	2,021,017	146,743	1,350,000		(1,386,600)		2,131,160
Property and equipment, net	509,347	235,855	—		54,384	5(d)	799,586
Operating lease assets	355,627	27,549	—		—		383,176
Goodwill	1,331,281	356,941	—		599,914	5(e)	2,288,136
Intangible assets, net	298,726	50,938	—		138,062	5(c)	487,726
Other assets, net	140,158	7,169	—		(1,212)	5(b)	146,115

Total assets	$4,656,156	$825,195	$1,350,000		$(595,452)		$6,235,899

Liabilities and equity
Current liabilities
Accounts payable	$1,251,964	$51,551	—		—		$1,303,515
Accrued payroll and related liabilities	151,039	31,724	—		—		182,763
Current portion of long-term debt	45,549	51,605	—		(26,250)	5(b)	70,904
Other current liabilities	425,187	57,560	—		—		482,747

Total current liabilities	1,873,739	192,440	—		(26,250)		2,039,929
Long-term debt, excluding current portion	1,808,047	545,850	1,350,000	5(a)	(516,610)	5(b)	3,187,287
Operating lease liabilities, excluding current portion	286,212	15,089	—		—		301,301
Deferred income taxes, net	22,456	—	—		50,036	5(f)	72,492
Other liabilities	100,476	—	—		—		100,476

Total liabilities	4,090,930	753,379	1,350,000		(492,824)		5,701,485

Commitments and contingencies
Equity
Common stock, par value $2 per share; authorized - 200,000 shares; issued and outstanding - 77,199 shares	154,398	—	—		—		154,398
Paid-in capital	454,151	22,232	—		(22,232)	5(g)	454,151
Retained earnings	6,021	48,696	—		(78,296)	5(g)	(23,579)
Accumulated other comprehensive (loss) income	(49,344)	888	—		(2,100)	5(g)	(50,556)

Total equity	565,226	71,816	—		(102,628)		534,414

Total liabilities and equity	$4,656,156	$825,195	$1,350,000		$(595,452)		$6,235,899

(1)	See Note 2 in the Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Description of the Transaction and Basis of Presentation

Description of the Transaction

On July 22, 2024, Owens & Minor entered into the Acquisition Agreement to acquire Rotech for $1.36 billion in cash, subject to customary adjustments for cash, debt, net working capital and transaction expenses.

Basis of Presentation

The unaudited pro forma condensed combined financial statements are based on Owens & Minor’s historical consolidated financial statements and Rotech’s historical consolidated financial statements as adjusted to give effect to the Transactions. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 gives effect to the Transactions as if they had occurred on January 1, 2024. The unaudited pro forma condensed combined balance sheet at December 31, 2024 gives effect to the Transactions as if they had occurred on December 31, 2024.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting based on the historical financial information of Owens & Minor and the historical financial statements of Rotech. The acquisition method of accounting in accordance with ASC 805, Business Combinations (ASC 805) requires, among other things, that assets acquired, and liabilities assumed in a business combination be recognized at their fair value as of the acquisition date, as defined in ASC 820, Fair Value Measurement (ASC 820). The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Transaction, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the consolidated results.

Under ASC 805, acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred, or if related to the issuance of debt, recorded as debt issuance costs. Acquisition-related transaction costs expected to be incurred as part of the Rotech Acquisition include estimated fees related to advisory, legal and accounting fees inclusive of professional fees associated with the Federal Trade Commission review of the Rotech Acquisition. Fees will also be incurred related to the issuance of long-term debt to finance the transaction which have been reflected as deferred financing costs and will be amortized into interest expense.

The unaudited pro forma condensed combined financial statements have been compiled using the significant accounting policies as set forth in the Company’s Annual Report. During the preparation of the unaudited pro forma condensed combined financial statements, our management performed a preliminary analysis of the accounting policies of Rotech and is not aware of any differences that could have a material impact on the unaudited pro forma condensed combined financial statements.

2.	Reclassification Adjustments

Certain reclassifications have been made on a preliminary basis to the historical presentation of the statement of operations and balance sheet of Rotech included within the unaudited condensed combined pro forma financial statements to conform to the financial statement presentation of Owens & Minor. Subsequent to the Rotech Acquisition, Owens & Minor will perform a full and detailed review of Rotech’s accounting policies and financial statements. As a result of that review, Owens & Minor may identify additional differences between the accounting policies and financial statement presentation of the two companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company. The following tables indicate the reclassifications made for the purpose of unaudited pro forma condensed combined financial statements included in this filing:

Statement of operations reconciliation

For the year ended December 31, 2024

(dollars in thousands)	Historical Rotech	Reclassification Adjustment	Note Reference	Historical Rotech After Reclassification
Net revenue	$725,756	$—		$725,756
Cost of revenues:
Product and supply costs	142,986	(142,986)		—
Patient service equipment depreciation	120,992	(120,992)		—
Operating expenses	97,117	(97,117)		—

Total cost of revenues	361,095	(361,095)	2(a)	—
Cost of goods sold	—	271,754	2(a), 2(b)	271,754

Gross profit	364,661	89,341		454,002
Operating Expenses:
Selling, general and administrative	331,314	(331,314)	2(c), 2(e), 2(f)	—
Distribution, selling and administrative expenses	—	418,613	2(b), 2(d), 2(e)	418,613
Depreciation and amortization	13,711	(13,711)	2(c), 2(d)	—
Acquisition-related charges and intangible amortization	—	21,147	2(c)	21,147
Exit and realignment charges, net	—	2,006	2(f)	2,006
Transaction expenses	7,400	(7,400)	2(c)	—
Other operating expense, net	—	(13,859)	2(g)	(13,859)

Total operating expenses	352,425	75,482		427,907

Operating income	12,236	13,859		26,095

Interest expense, net	47,627	—		47,627
Gain on sale of property and equipment	(13,859)	13,859	2(g)	—
Other income, net	(1,745)	—		(1,745)

Total other expense	32,023	13,859		45,882

Loss before income taxes	(19,787)	—		(19,787)
Income tax benefit	(1,931)	—		(1,931)

Net loss	$(17,856)	$—		$(17,856)

Balance sheet reconciliation

As of December 31, 2024

(dollars in thousands)	Historical Rotech	Reclassification Adjustment	Note Reference	Historical Rotech After Reclassification
Assets
Current assets
Cash and cash equivalents	$52,844	$—		$52,844
Accounts receivable, net	54,866	—		54,866
Other receivables	12,209	(12,209)	2(h)	—
Income taxes receivable	814	(814)	2(h)	—
Merchandise inventories	16,391	—		16,391
Prepaid expenses	9,619	(9,619)	2(h)	—
Other current assets	—	22,642	2(h)	22,642

Total current assets	146,743	—		146,743
Property and equipment, net	235,855	—		235,855
Operating lease assets	27,549	—		27,549
Goodwill	356,941	—		356,941
Intangible assets, net	50,938	—		50,938
Deferred tax assets	1,493	(1,493)	2(i)	—
Other assets	5,676	1,493	2(i)	7,169

Total assets	$825,195	$—		$825,195

Liabilities and equity
Current liabilities
Accounts payable	$51,551	$—		$51,551
Accrued expenses and other current liabilities	59,661	(59,661)	2(j), 2(k)	—
Accrued interest	172	(172)	2(k)	—
Accrued payroll and related liabilities	—	31,724	2(j)	31,724
Deferred revenue	16,957	(16,957)	2(k)	—
Current portion operating lease liability	12,494	(12,494)	2(k)	—
Current portion finance lease liability	25,355	(25,355)	2(l)	—
Current portion of long-term debt	26,250	25,355	2(l)	51,605
Other current liabilities	—	57,560	2(k)	57,560

Total current liabilities	192,440	—		192,440
Finance lease liability, less current portion	29,240	(29,240)	2(m)
Long-term debt, excluding current portion	516,610	29,240	2(m)	545,850
Operating lease liabilities, excluding current portion	15,089	—		15,089
Deferred income taxes, net	—	—		—
Other liabilities	—	—		—

Total liabilities	753,379	—		753,379

Commitments and contingencies				—
Equity				—
Common stock	—	—		—
Paid-in capital	22,232	—		22,232
Retained earnings	48,696	—		48,696
Accumulated other comprehensive loss	888	—		888

Total equity	71,816	—		71,816

Total liabilities and equity	$825,195	$—		$825,195

The following items represent certain reclassifications of the historical Rotech financial statement line items to conform to the expected financial statement line items of the combined company including:

Statement of operations items (dollars in thousands):

a)

Product and supply costs, patient service equipment depreciation, operating expenses, and the total cost of revenues have been combined into cost of goods sold, excluding the amount described below in b);

b)	Expenses of $89,341 recorded within cost of goods sold including certain payroll and freight expenses have been reclassified into distribution, selling, and administrative costs;

c)

Intangible amortization of $8,263 recorded within depreciation and amortization and acquisition related charges of $12,884 recorded within transition expenses and selling, general and administrative expenses have been reclassified into acquisition related charges and intangible amortization;

d)	Depreciation expense of $5,448 recorded within depreciation and amortization has been reclassified into distribution, selling and administrative expenses;

e)	Selling, general and administrative expenses have been reclassified into distribution, selling and administrative expenses;

f)	Exit and realignment charges recorded within selling, general and administrative expenses have been reclassified into exit and realignment charges, net;

g)	A gain on sale of property and equipment primarily related to the return of Philips recalled equipment has been reclassified to other operating expense, net;

Balance sheet items (dollars in thousands):

h)	Other receivables, income tax receivable, and prepaid expenses have been combined into other current assets;

i)	Deferred tax assets have been combined into other assets;

j)	Accrued payroll and related liabilities of $31,724 recorded within accrued expenses and other current liabilities have been reclassified into accrued payroll and related liabilities;

k)

Other current liabilities of $27,937 recorded within accrued expenses and other current liabilities, accrued interest, deferred revenue and current portion operating lease liabilities have been combined into other current liabilities;

l)	Current portion finance lease liability has been combined into current portion of long-term debt; and

m)	Finance lease liability, less current portion has been combined into long-term debt, excluding current portion.

3.	Preliminary Estimate of Purchase Price Consideration and Related Allocation

The preliminary purchase price is based on a purchase price of approximately $1.36 billion, which is subject to adjustment as described below as well as adjustments for cash, indebtedness, net working capital and transaction expenses.

The preliminary purchase price allocation and the estimated fair value of the assets acquired, and liabilities assumed is based on management’s best estimates of fair value. The final allocation of the purchase consideration will be determined after completion of a thorough analysis to determine the fair value of all assets acquired and liabilities assumed but in no event later than one year following completion of the Rotech Acquisition. Accordingly, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented herein. Any increase or decrease in the fair value of the assets acquired or liabilities assumed, as compared to the information shown herein, could also change the portion of the purchase price consideration allocated to goodwill and could impact the operating results of the Company following the acquisition due to differences in depreciation and amortization.

Preliminary Allocation of Estimated Purchase Price to Assets Acquired and Liabilities Assumed

The following represents the preliminary allocation of the purchase consideration to the assets acquired and the liabilities assumed in the Rotech Acquisition.

Preliminary Allocation

(in thousands)	Fair Value December 31, 2024
Purchase Price	$1,357,000
Net tangible & intangible assets acquired
Cash and cash equivalents	52,844
Accounts receivable, net	54,866
Merchandise inventories	16,391
Other current assets	22,642
Property and equipment, net	290,239
Operating lease assets	27,549
Other assets, net	7,169

Total identifiable assets acquired	471,700
Less: Liabilities assumed	260,555

Net tangible assets	211,145	(a)
Identifiable intangible assets	189,000	(b)

Net tangible & identifiable intangible assets	400,145

Goodwill allocation	$956,855

(a) Net tangible assets —Represents all acquired tangible assets, including cash and cash equivalents, accounts receivable, merchandise inventories, other current assets, property and equipment, operating lease assets, equity method investment and other noncurrent assets. Liabilities assumed are comprised of accounts payable, accrued payroll and related liabilities, other current liabilities, operating lease liabilities, deferred income taxes, net and other noncurrent liabilities.

(b) Intangible assets —As of the effective date of the acquisition, identified intangible assets are required to be measured at fair value. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used and that all assets will be used in the manner that represents the highest and best use of those assets. The definite-lived intangible assets include capitated relationships, payor relationships, trade names, proprietary technology, and customer list and other.

The fair value and useful lives assigned to the identifiable intangible assets have been estimated based on various valuation methods, including the income and cost approach, using several significant unobservable inputs including, but not limited to projected cash flows and a discount rate, as well as a review of publicly available data for transactions involving companies deemed comparable to the Patient Direct segment of the Company. These estimated fair values and useful lives are considered preliminary and are subject to change at the closing date of the Rotech Acquisition. Any change in the amount of the final purchase price allocated to amortizable, definite-lived intangible assets could materially affect the carrying amount and related amortization expense of such assets. The definite-lived acquired intangibles have an estimated weighted-average useful life of approximately nine years and will be amortized using the straight-line method. Refer to Note 4(d) within the Pro Forma Adjustments to the unaudited pro forma condensed combined statement of operations and Note 5(c) within the Pro Forma Adjustments to the unaudited pro forma condensed combined balance sheet sections for additional information on the intangible assets adjustment.

4.	Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations

(a)	Financing costs

We plan to finance the Rotech Acquisition with the Incremental Term Facility, the notes, and approximately $47 million in cash.

Sources & Uses

(in thousands)	December 31, 2024
Incremental Term Facility	$800,000
Notes	600,000
Cash	47,000

Total sources	$1,447,000

Closing merger consideration	$(812,266)
Repayment of Rotech debt	(544,734)
Transaction expenses, financing fees and original issue discount	(90,000)

Total Uses	$(1,447,000)

Interest Expense, Net Adjustment - Debt

(in thousands)	Year-Ended December 31, 2024
Additional interest expense - new debt	$126,500	(1)
Amortization expense - new deferred financing costs and original issue discount	10,000	(2)

Total adjustment	$136,500

(1)

Adds the additional interest expense incurred as a result of the new debt obtained. The interest rates used are based on an assumed weighted-average interest rate of approximately 9.0% consisting of borrowings under the Incremental Term Facility in the aggregate principal amount of $800 million and the issuance of the notes in the aggregate principal amount of $600 million. For each 0.125 percentage point change in the weighted-average interest rate, annual interest expense would increase or decrease, as applicable, by approximately $1.8 million.

(2)	Adds the deferred financing costs amortization incurred as a result of the new debt obtained, inclusive of $24 million in estimated original issue discount.

Historical Rotech interest expense, which includes historical amortization of debt issuance costs, of $44 million associated with Rotech’s historical indebtedness to be repaid in connection with the Rotech Acquisition is eliminated in the unaudited pro forma condensed combined statement of operations as a transaction adjustment.

(b)	Tax adjustment

The statutory tax rate was applied, as appropriate, to the unaudited pro forma condensed combined statement of operations as an adjustment based on the jurisdiction in which the adjustment was expected to occur.

The adjustment reflects the impact on the unaudited pro forma condensed combined statement of operations from the pro forma adjustment utilizing the marginal tax rate of 26%.

Although not reflected in the unaudited pro forma condensed combined financial statements, the effective tax rate of Owens & Minor could be significantly different depending on post-acquisition activities, such as geographical mix of taxable income affecting state taxes, among other factors.

(c)	Transaction related costs

We expect to incur approximately $40 million in non-recurring transaction costs associated with the Rotech Acquisition subsequent to December 31, 2024. We do not expect these costs to affect our consolidated statement of operations beyond 12 months after the acquisition date.

(d)	Amortization and depreciation expense

Represents the adjustment to record the incremental intangible asset amortization expense, as well as incremental depreciation expense associated with the conveyed property and equipment. The adjustment for incremental intangible asset amortization is as follows:

Identifiable Intangibles and Amortization Adjustment

(in thousands)	Preliminary Fair Value	Preliminary Estimated Useful Life	Amortization Expense Year Ended December 31, 2024
Intangible assets subject to amortization
Payor and capitated relationships	$37,000	15	$2,467
Trade Names	85,000	10	8,500
Customer Contracts	47,000	3	15,667
Technology	20,000	5	4,000

Subtotal	189,000	9	30,633

Intangible assets per Rotech historical financial statements	50,938		8,263

Step up adjustment	$138,062		$22,370

Amortization expense of intangible assets is reflected within acquisition-related charges and intangible amortization in the unaudited pro forma condensed combined statement of operations. Refer to Note 5(c) within the Pro Forma Adjustments to the unaudited pro forma condensed combined balance sheet section for additional detail as to the computation of the step up adjustment for intangible assets required.

Property and Equipment and Depreciation Adjustments

(in thousands)	December 31, 2024
Preliminary fair value of patient service equipment to be conveyed	$236,179
Less: Patient service equipment per Rotech historical financials	211,177

Patient service equipment step up adjustment	25,002

Preliminary fair value of other property and equipment to be conveyed	54,060
Less: Other property and equipment per Rotech historical financials	24,678

Other property and equipment step up adjustment	29,382

Total property and equipment step up	$54,384

(in thousands)	Year Ended December 31, 2024
Preliminary fair value of patient service equipment to be conveyed	$236,179
Estimated useful life in years	5

Estimated patient service equipment depreciation expense per year	47,235
Patient service equipment per Rotech historical financials	211,177
Approximate useful life used in Rotech historical financials	5

Patient service equipment depreciation expense per year	42,235

Patient service equipment depreciation expense adjustment	$5,000

(in thousands)	Year Ended December 31, 2024
Preliminary fair value of other property and equipment to be conveyed	$54,060
Estimated useful life in years	7

Estimated other property and equipment depreciation expense per year	7,723
Other property and equipment per Rotech historical financials	24,678
Approximate useful life used in Rotech historical financials	5.5

Approximate depreciation expense per year	4,487

Other property and equipment depreciation adjustment	$3,236

Depreciation expense of patient service equipment is reflected within cost of goods sold and depreciation expense of other property and equipment is reflected within distribution, selling and administrative expenses in the unaudited pro forma condensed combined statement of operations. Refer to Note 5(d) within the Pro Forma Adjustments to the unaudited pro forma condensed combined balance sheet for additional detail as to the computation of the step up adjustment for property and equipment required.

Pro Forma Depreciation and Amortization Adjustment

(in thousands)	Year Ended December 31, 2024
Definite-lived intangible step up amortization	$22,370
Patient service equipment depreciation expense adjustment	5,000
Other property and equipment depreciation adjustment	3,236

Total pro forma depreciation and amortization adjustment	$30,606

(e)	Other expense, net

Reflects the write-off of debt issuance costs of $1.9 million, in connection with the repayment of Rotech’s $545 million in debt, which have been reflected as if incurred on December 31, 2024.

(f)	Earnings per share

Net loss attributable to common shareholders (basic and diluted) is adjusted in the unaudited pro forma combined condensed statement of operations for the year ended December 31, 2024 to reflect the pro forma adjustments discussed above.

5. Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	Financing

Represents the liability associated with the additional debt incurred to finance the Rotech Acquisition.

Debt Adjustment

(in thousands)	December 31, 2024
Incremental Term Facility	$800,000
Notes	600,000
Less: New deferred financing costs and original issue discount	(50,000)

Total change in debt	$1,350,000

Refer to Note 4(a) for the interest expense and deferred financing costs amortization adjustments on the unaudited pro forma condensed combined statement of operations.

(b)	Cash and cash equivalents

Cash and Cash Equivalents Adjustment

(in thousands)	December 31, 2024
Purchase proceeds	$(812,266)
Repayment of Rotech debt	(544,734	)(1)
Transaction costs, net of tax	(29,600	)(2)

Net adjustments to cash and cash equivalents	$(1,386,600)

(1)

Includes current portion of debt of $26 million. Unamortized debt issuance costs of $1.9 million are excluded from this total. Additionally, the interest rate swap asset associated with Rotech debt of $1.2 million has been removed from other assets, net.

(2)	Represents $40 million in transaction costs, net of $10 million of tax expense.

(c)	Intangible assets step up adjustment

Represents the adjustment to increase the intangible assets balance by $138 million to its preliminary fair value of $189 million.

Refer to Note 4(d) within the Pro Forma Adjustments to the unaudited pro forma condensed combined statement of operations section for information on the amortization expense associated with the intangible assets.

(d)	Property and equipment step up adjustments

Represents the adjustment to increase the property and equipment balance by $54 million to its preliminary fair value of $290 million.

Refer to Note 4(d) within the Pro Forma Adjustments to the unaudited pro forma condensed combined statement of operations section for information on the depreciation expense associated with property and equipment.

(e)	Goodwill

Goodwill represents the excess of the aggregate preliminary purchase price over the preliminary estimated fair values of recorded tangible and intangible assets acquired and liabilities assumed in the Rotech Acquisition. The actual amount of goodwill to be recorded in connection with the Rotech Acquisition is subject to change once the valuation of the fair value of the tangible and intangible assets acquired and liabilities assumed has been completed. Any change in the amount of the final purchase price allocated to depreciable assets, including amortizable definite-lived intangible assets, could materially affect the carrying amount and related amortization expense of such assets. The final valuation of such assets and liabilities is expected to be completed as soon as practicable but no later than one year after the consummation of the Rotech Acquisition. Refer to Note 3 Preliminary Estimate of Purchase Price Consideration and Related Allocation for additional detail related to the purchase price calculation.

Goodwill Adjustment

(in thousands)	December 31, 2024
Goodwill from preliminary allocation of purchase consideration	$956,855
Less: Goodwill per Rotech historical financial statements	(356,941)

Net adjustment to goodwill	$599,914

(f)	Deferred income taxes

Represents the adjustment to deferred income taxes based on the Pro Forma Adjustments to the unaudited pro forma condensed combined balance sheet related to the purchase price allocation adjustment for identifiable intangible assets and property and equipment, using the marginal tax rate for Owens & Minor of 26%.

Deferred Tax Liability Adjustment

(in thousands)	Step Up Adjustment as of December 31, 2024
Fair value adjustment for identifiable intangible assets	$138,062
Fair value adjustment for patient service equipment	25,002
Fair value adjustment for other property and equipment	29,382

Total fair value adjustment	192,446
Tax rate	26%

Recorded deferred tax liability	50,036
Total deferred tax liability adjustment	$50,036

(g)	Equity

Represents adjustments to record the elimination of Rotech’s historical equity, including the elimination of common stock issued and outstanding, additional paid in capital, accumulated earnings, accumulated other comprehensive loss and the adjustment for transaction related costs expected to be incurred associated with the Rotech Acquisition subsequent to December 31, 2024.